AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Effective as of March 15th, 2016 ("Effective Date"), LifeMed ID, Inc. a California Corporation, its successors, affiliates and assigns (hereafter "LMID" and the "Company") with principal address at 6349 Auburn Blvd. Citrus Heights, CA 95621 and David Batchelor, an individual whose principal address is (hereafter "Employee" and, collectively with the Company, the "Parties") hereby enter into the following Amended and Restated Employment Agreement ("Agreement"):

1. **Employment.** The Company and the Employee are currently parties to an employment agreement dated January 2, 2015 (the "Prior Agreement") which this Agreement supersedes in its entirety except to the extent expressly stated herein. The Company shall continue to employ Employee and Employee agrees to continue to provide services for the Company, on the terms and conditions set forth in this Agreement. Throughout the duration of the Employment Period (as defined below) Employee shall be deemed an employee of each of LMID; Employee's payroll and benefits shall be administered through and provided by LMID.
2. **Scope of Employment.** During the Employment Period, Employee shall initially act as LMID's Chief Executive Officer ("CEO-LM") (the period of time Employee serves as the CEO-LM shall be the "CEO Period"). The Parties agree, at the sole discretion of the Employee and prior to the termination of this Agreement, that the Employee may identify, recruit and hire a new individual to serve as the LMID CEO or LMID Co-CEO on a temporary, part-time or permanent basis (the "New CEO"). Once a New permanent CEO is approved by Employee and hired by LMID, Employee shall voluntarily resign as CEO-LM but remain an employee of LMID under the title of Chief Relations Officer (CRO). The period of time commencing immediately upon Employee's resignation as the CEO-LM and continuing until the expiration of the Employment Period shall be the "CRO Period". During the CRO Period, Employee's sole title shall be CRO and Employee's position shall have the responsibilities outlined in this Agreement (including Exhibit B). It is expressly agreed that Employee shall be responsible for the process of choosing when to hire and leading to the hiring of the New CEO and shall have full authority to recruit, hire, vet, and negotiate the employment contract with candidates for the position. The Company may engage a third party compensation and benefit expert or company to assist with identifying the appropriate market ranges for the New CEO but it is assumed that the New CEO will participate in standard executive-compensation practices which include, but not limited to, base salary and incentives, extraordinary income, etc.
3. **Reporting Structure and Board Seats.** During the CEO Period, Employee shall report to the LMID Board of Directors. During the CRO Period, Employee shall report to the CEO of LMID. During both the CEO Period and the CRO Period (i.e. throughout the Employment Period), Employee shall be appointed to and serve on the Board of Directors of LMID and to the OrangeHook (OH) Board upon a successful merger between LMID and OrangeHook, Inc., a Minnesota Corporation, its affiliates and assigns (hereafter "OH") with principal address at 319 Barry Avenue South, Wayzata, Minnesota; provided, however, that in the event Employee's employment with LMID involuntarily terminates for any reason or if the Employee terminates such employment for Good Reason, such event will automatically and with no action required on the part of the Employee, constitute a tendering of Employee's resignation from the LMID and OH Boards of Directors. The Company will maintain Directors and Officers insurance for Employee. **It is understood and agreed that no modification or change of Employee's performance, title or responsibilities and/or duties (CEO or CRO) shall modify, change or revoke any provision or related earnings of this Agreement.**
   3.1. *Best Efforts; Full Working Time*. Employee agrees to devote Employee's best efforts, attention, skill, relations and experience to the performance of Employee's duties in accordance with the provisions of this Agreement. Employee shall apply all of Employee's full working time to performing these services.
   3.2. [Intentionally Omitted].

3.3. *Rules*. Employee shall be bound by and will faithfully observe and abide by all the policies, rules and regulations currently employed by the Company as well as all such other policies, rules and regulations as may be hereafter implemented. No such policy, rule or regulation shall alter, modify or revoke Employee's status as an "at will employee" (subject to the terms of Section 4 of this Agreement) or any other provision of this Agreement.

3.4. *Exclusive Services*. During the Employment Period and for a period of two years following termination of the Employment Period for any reason, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage for self-profit in any activity or other business which the Company deems to be competitive in any way with the Company's then-current business operations. Employee agrees that Employee shall not take any action or make any agreement to establish, form, contract with or become employed by a competing business of the Company. Company agrees Employee currently serves on a number of Committees, Boards, Panels, Councils, Associations, and Task Forces, both unrelated and related to Company's business (the "Outside Positions"). Employee shall provide the Company with a list of these Outside Positions upon the Company's request. The Company agrees that Employee may continue to serve in these roles during the Employment Period without breaching any of Employee's obligations under this Agreement as long as the service in such roles at no point independently constitutes a breach of any of Employee's obligations under this Agreement. Employee may, without any pre-approval, assume additional positions with non-profit or civic organizations during the Employment Period provided that if the Company's Board of Directors determines, in the reasonable discretion, that such new position distracts Employee from his duties hereunder then Employee shall resign from such new position with thirty (30) days from such determination. In the event that during the Employment Period Employee is offered any positions that are potentially competitive with the Company, then Employee shall secure the approval of the Company's Board of Directors prior to accepting such a position or appointment.

3.5. *Non-Solicitation*. To the fullest extent permissible under applicable law, Employee agrees that both during the Employment Period and for a period of one (1) year thereafter Employee shall not take any action to induce customers, employees or independent contractors of the Company to sever their relationship with the Company and enter into or accept a customer employment or an independent contractor relationship with any other business.

3.6. *Office Location*. While Employee is serving as CEO-LMID, Employee shall perform Employee's duties under this Agreement primarily at LMID's main corporate office in Citrus Heights, California or at the new LMID/OH office in Roseville, California. While Employee is serving as CRO, Employee may perform his duties hereunder primarily offsite and/or using the current corporate office location or at the new office in Roseville, California and continue using the current interior office designated for the CEO with the support outlined in this Agreement.

4. Term and Termination; Payments upon Termination.

4.1. *Term*. Employee's new terms of employment with the Company under the Agreement shall begin on the Effective Date above and shall continue thereafter until the sixth (6th) anniversary of the Effective Date (the "Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement or extended in writing by the Parties and, in either such event, the Employment Period shall be extended or shortened, as applicable.

4.2. *Termination*.

4.2.1. Early Termination. The Company may terminate Employee's employment with the Company prior to the sixth anniversary of the Effective Date (the "Sixth Anniversary") by giving Employee sixty (60) days' advance notice in writing. If the Company terminates Employee's employment prior to the end of the Sixth Anniversary for any reason other than Cause, Death or Disability, each as defined below, or if Employee terminates his employment for Good Reason, as defined below, Employee shall receive the benefits and payments set forth in Sections 4.3, 4.3.1 and 4.3.2 of this Agreement (the "Severance

Benefits"). Employee's receipt of the Severance Benefits is a material term of this Agreement. Employee may terminate his employment prior to the Sixth Anniversary by giving the Company 60 days' advance written notice. If Employee terminates Employee's employment prior to the Sixth Anniversary other than for Good Reason, the provisions of Section 4.3.1 shall apply. Upon termination of Employee's employment with the Company, Employee's rights under any applicable benefit plans shall be determined under the provisions of those plans, unless otherwise specifically set forth herein. Any waiver of the sixty-day notice periods set forth in this Section 4.2.1 shall be valid only if it is made in writing by Employee or the Company, as applicable, and expressly refers to this Section 4.2.1.

4.2.2. Death; Death Benefit. Employee's employment shall terminate in the event of his death. In recognition of Employee's service to the Company and the bereavement of Employee's spouse, the Company agrees that in the event the date Employee dies is both prior to the Sixth Anniversary and also within the Employment Period then the Company shall, within sixty (60) days of the date of Employee's death, make a single, lump-sum payment to Employee's estate equal to six months' of Employee's then-current base salary, plus 75% of the Employee's then-current base salary for the year in which his death occurred pro-rated for the number of days that Employee served the Company in such year. The Company will be entitled to purchase key person insurance to fund the benefits called for by this Section 4.2.2. and Employee will reasonably cooperate and do all lawful things asked of Employee by the Company in connection with obtaining such insurance.

4.2.3. Cause. The Company may terminate Employee's employment for Cause by giving Employee thirty (30) days' advance notice in writing that an event giving rise to Cause under this Agreement has occurred and Employee is being terminated for Cause. The term "Cause" for termination of Employee's employment shall mean the occurrence of any of the following: (a) Employee's conviction in a court of law for a felony offense for a crime of fraud, moral turpitude, embezzlement, theft or similar criminal conduct, or any felony; (b) habitual misuse of alcohol, drugs or any controlled substance; (c) Employee's material breach of the Proprietary Information Agreement attached hereto as Exhibit A. If Employee challenges the Company's decision to terminate his employment for Cause under this Agreement and a final, non-appealable judgment is entered that concludes that the events cited by the Company for its decision to terminate Employee's employment do not constitute Cause then, in addition to awarding Employee his reasonable legal fees and costs of suit as set forth in Section 9 of this Agreement and such Severance Benefits as Employee would have been entitled to under Section 4.3.2 of this Agreement, the Company shall also pay Employee liquidated damages in the amount not less than One Million Two Hundred Thousand Dollars ($1,200,000) to compensate Employee for having to enter a lawsuit, the stress of the lawsuit or the harm to his reputation, business prospects and financial affairs or other.

4.2.4. Disability Definition; Disability Payment. If Employee is unable to perform his essential duties to the Company under this Agreement (with reasonable accommodation) by reason of disability due to illness or incapacity, Employee shall be entitled to receive such compensation as shall be approved and authorized by policies adopted from time to time by the board of directors of the Company. Notwithstanding the foregoing, if such illness or incapacity described in the preceding sentence continues unabated for a period of one-hundred eighty (180) days then Employee will be deemed "Disabled" under this Agreement and the Company may terminate Employee's employment due to "Disability" under this Agreement. In determining whether or not Employee is Disabled, the Company may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Company and Employee; provided, however,

that if any payment under this Agreement constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations, notices and other guidance of general applicability issued thereunder (collectively, "Code Section 409A"), "disability" shall have the meaning set forth in Treas. Reg. Section 1.409A-3(i)(4). In the event that Employee is deemed Disabled on a date that is both prior to the Sixth Anniversary and also within the Employment Period then the Company shall, within sixty (60) days of the date of Employee's termination for Disability, make a single, lump-sum payment to Employee equal to six months' of Employee's then-current base salary, plus 75% of the Employee's then-current base salary for the year in which he became Disabled pro-rated for the number of days that Employee served the Company in such year. The Company will be entitled to purchase short and/or long-term disability or other insurance to fund the benefits called for by this Section 4.2.4. and Employee will reasonably cooperate and do all lawful things asked of Employee by the Company in connection with obtaining such insurance.

4.2.5. Good Reason. Subject to the terms of this Section 4.2.5, Employee may resign his employment with the Company for **"Good Reason" which, for purposes** of this Agreement, shall mean any of the following events: (a) without Employee's express written consent, the assignment to Employee of any duties or the reduction of Employee's duties, either of which materially diminish Employee's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (b) without the Employee's express written consent, a substantial reduction of the facilities and perquisites (including corporate office space as initially designated for CEO, support and location so long as Employee is employed) available to the Employee prior to such reduction; (c) a material reduction by the Company in the Base Salary or Incentive opportunity of the Employee as in effect prior to such reduction, unless all executive officers must make similar Base Salary reductions at the same time and period; or (d) without Employee's written consent, the Company requires that Employee's primary location for work (other than travel for Employee's position) be a location more than thirty (30) driving miles from both the Company's current primary office and Employee's residence; or (e) any material breach by the Company of any material provision of this Agreement. In order to terminate this Agreement for Good Reason, Employee shall provide the Company with (i) written notice of the Good Reason (which notice must be delivered within one hundred eighty (180) days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of the Company's breach in sufficient detail to allow the Company the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and the Company fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide the Company with written notice within ninety (90) days) thereafter that Employee is terminating this Agreement as a result of such Good Reason(s). All overdue or deferred compensation, including stock options shall be repaid and compensated within such grace periods described within this paragraph 4.2.5.

4.2.6. Change in Control. A "Change in Control" shall mean a sale of all or substantially all of the assets of either LMID or OH other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of either LMID or OH with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any "person" (as such term is used in Sections 13(d) and

14(d) of the Exchange Act) other than an Excluded Entity becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of either LMID's or OH's then outstanding voting securities. An "Excluded Entity" means a corporation or other entity of which the holders of voting capital stock of LMID or OH, as applicable, outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation's or other entity's voting securities outstanding immediately after such transaction. For the avoidance of doubt, OH shall be considered an Excluded Entity and OH's acquisition of LMID will not constitute a Change in Control. In the event a Change in Control occurs both prior to the Sixth Anniversary and during the Employment Period, Employee shall be entitled to resign his employment with the Company and receive the Severance Benefits set forth in Sections 4.3.1 and 4.3.2 of this Agreement.

4.3. *Payments Upon Termination of Employee's Employment prior to the Sixth Anniversary or Upon a Change in Control.* In the event Employee's employment terminates prior to the Sixth Anniversary or a Change in Control occurs on a date that is both during the Employment Period and prior to the Sixth Anniversary, then Employee shall be entitled to the applicable benefits set forth in Sections 4.3.1 and 4.3.2 of this Agreement.

4.3.1. Generally. Upon termination of Employee's employment for any reason, Employee (or Employee's heirs in the event of Employee's death) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, STI (relating to the Prior Agreement), invested bonus, gross revenue bonus, EI, PTO pay, put options, medical, etc., and Employee shall retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between the Company and Employee.

4.3.2. Termination Without Cause, Resignation for Good Reason, Occurrence of Change of in Control. In addition to the termination payments and terms provided in Section 4.3.1, then Employee shall receive all the benefits set forth in the next sentence in the event any of the following occur: (i) termination of Employee's employment by the Company without Cause; (ii) termination of Employee's employment by Employee for Good Reason; or (iii) termination of Employee's employment by Employee following a Change in Control (each of the foregoing being a "Severance Event"). In the event a Severance Event occurs, then all stock options, restricted stock, and similar equity compensation held by Employee shall immediately vest and become immediately exercisable and, in addition, Employee shall be entitled to receive, a lump sum severance payment equal to the sum of the values of the following items that Employee would have received had Employee continued to be employed by the Company until the Sixth Anniversary: (i) the Base Salary including annual salary increases (as defined below); (ii) the value of the Company's contribution toward Employee's health and dental insurance coverages; (iii) the value of the allowances for a car and mobile phone and any other applicable employment allowances provided to Employee by the Company ("Severance Benefits"). Such payment shall be made within forty five days (45) days following the date of Employee's termination.

5. **Compensation; Benefits; Support.**

5.1. Upon the Effective Date and continuing for a minimum period of seventy- two (72) months thereafter unless this Agreement is earlier terminated, Employee shall receive the following.

5.1.1. *Salary and Incentives*. Commencing on the Effective Date, Employee will be paid a base salary of three hundred twenty-one thousand Dollars ($321,000) per year subject to the normal payroll withholdings and adjustments as set forth herein (the "Base Salary"). At the Company's discretion, Employee's salary will increase seven (7%) percent annually, pursuant to market conditions, inflation, and the Company's business condition. At the

end of the third quarter subsequent to the execution of this agreement, the financial remuneration may only be improved to assure that Employee's compensated is equivalent to or exceeds other OH-LM Key Executives performing similar responsibilities.

5.1.2. [Intentionally Omitted].

5.1.3. *Extraordinary Income (EI) at 25% of EI totals.* In recognition of the volatile nature of an early stage entity, if there is a successful merger between OH and LMID, OH desires to present Extraordinary Income ("EI") potential to Employee based upon the following event listed in Section 5.1.5 of this Agreement. The Company shall account for any sums necessary to ascertain EI in accordance with GAAP and otherwise use reasonable and fair methods to make all accounting, valuation and recognition determinations

5.1.4. [Intentionally Omitted].

5.1.5. *Sale of Operating Subsidiary.* If a Change in Control of LMID occurs then immediately upon such Change in Control, OH shall pay Employee the sum of Three Million Dollars $3,000,000. Employee's EI in respect of the Change in Control of LMID shall equal the sum of: (i) 25% of the amount by which the total consideration paid by the acquirer of LMID exceeds $31,000,000.00, minus (ii) Three Million Dollars $3,000,000 dividend; provided that if a Change in Control of LMID occurs, for any price, within the first 18 months of the Effective Date then, in addition to the dividend in the sum of $3,000,000 EI will be calculated as the sum of (i) 40% of the amount by which the total consideration paid by the acquirer of LMID exceeds $31,000,000, (and this percentage which initially began at 40% for months 0-18 will decrease from 40% by 75 basis points per month from months 19 through 39 but will under no circumstances by less than 25% thereafter) minus (ii) Three Million Dollars ($3,000,000) dividend. In no event shall EI be a negative number or otherwise constitute a sum owed by Employee to the Company.

5.1.6. [Intentionally Omitted.]

5.1.7. *Vehicle.* During the term of this Agreement, Employee shall be entitled to a vehicle allowance of up to one thousand one-hundred dollars ($1,100) per month, with an unconditional option to outright own or to buy out any lease or purchase agreement at the end of the term for personal ownership. For one automobile lease during the term of this agreement, the Company shall make a payment of up to $5,000 for any required down payments on the purchase or lease. The Company and Employee shall work in good faith to ensure that these amounts do not constitute taxable income to Employee but, in the event that Employee is required to recognize taxable income either in respect of the vehicle allowance or down payment then the Company shall provide Employee with a tax-gross up sufficient to offset the additional income taxes paid by Employee.

5.1.8. *Phone Expenses and Family Medical Insurance.* During the term of this Agreement, Employee's family medical coverage shall be provided by and fully-paid, without employee-side premium contribution, by the Company; provided, however, that if the Company determines that providing fully-paid family medical coverage would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such fully-paid family medical coverage, the Company shall pay Employee a fully taxable cash payment equal to the monthly employee-side premium contribution, subject to applicable tax withholdings. Employee shall receive Company Executive Benefits schedule reimbursed for phone expenses and other applicable expenses under the Company's expense reimbursement policy.

5.1.9. *Support.* During the term of this Agreement, Employee shall be entitled to a dedicated full-time executive support person of Employee's choice, provided that (i) the support person is eligible for employment under the Company's employment policies and (ii) the

support person's salary (not including bonus and perquisites) shall not exceed $90,000 per year with normal employment raises and benefits offered by Employed Company.

5.2. *Stock Options*. In October 2015, Employee was granted 178,571 options to purchase OrangeHook common stock at a strike price equal to the independent appraisal valuation of sixteen (.16) cents provided to the OrangeHook Board of Directors in December 2014. Commencing in January 2017, Employee shall be eligible to receive additional stock options as determined by the Board of OrangeHook in its reasonable discretion.

5.3. [Intentionally omitted].

5.4. *Invested Bonus*. From time to time, the board of directors of LMID may grant Employee a discretionary bonus for services rendered in connection with equity, cash and other amounts invested or contributed into OH or LMID specifically and uniquely related to LifeMed ID, including creative funding structures that may be considered income and do not have to be repaid to the investor or funding entity;. Payment of any discretionary bonus shall be made in a single, lump sum cash payment within ten (10) days of investment or contribution.

5.5. *Gross Revenue Bonus*. Employee shall receive five (5%) percent of LifeMed ID's gross revenue (received/deposited) until December 31st 2016, then three (3%) percent of LifeMed ID's gross revenue until December 31st 2018, then one-half of one (0.5%) percent of LifeMed ID's gross revenue until December 31st 2022. Such payments shall be made in a single, lump sum ten (10) days following each calendar quarter. If the sale of LifeMed ID or termination for Good Reason occurs prior to the expiration date of this term, then a full accelerated payoff of the full term due upon the sale and shall be estimated on the highest year of gross revenue over the remaining period.

5.6. [Intentionally Omitted].

5.7. *Paid Time Off (PTO) and other Standard Benefits*. Pre-existing employment time with Company and PTO as of the date of this Agreement shall continue to accumulate or paid in full (cash) upon the request of Employee. Employee shall retain current PTO and initially be entitled to a minimum four (4) weeks PTO, subject to all other terms and conditions of the Company's PTO policy specified in the Company's Employee Policy Manual, as modified and in effect from time to time ("Policy Manual"), receipt of a copy of which is acknowledged by Employee. PTO days are not lost from one calendar year to the next and has no cap. In addition, Employee is entitled to paid holidays, leave and other benefits in accordance with the Company's Policy Manual.

5.8. *Expense Reimbursement*. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by the Company in accordance with the Company's standard policies for employees and conditioned upon Employee's prior presentation to the Company's accounting department of appropriate receipts and such other verification of expenses as the Company may require from time to time. Reimbursements to the Employee will be made with fourteen (14) days of the date the expense report is submitted.

5.9. *Indemnification*. The Company shall indemnify Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Employee serves as an officer, director, or employee at the Company's request. Employee shall be permitted to choose his own legal counsel in the event Executive is made a party to any action, suit or proceeding for which indemnification is permitted and, in such event, the Company shall advance Employee all reasonable costs and fees of such counsel.

5.10. *Rescission of Signing Bonus in Prior Agreement*. Both Parties agree that the obligation of the Company to pay the signing bonus contemplated by Section 5.9 of the Prior Agreement, which was never paid, is rescinded effective as of September 30, 2015 as if such obligation never existed.

6. **Employment Information.** Employee represents and warrants to the Company that all information provided by Employee in connection with Employee's employment and any supplemental Employee information provided to the Company is complete, true and correct in all respects. Employee has not knowingly omitted any information that is or may reasonably be considered necessary or useful to evaluate the Employee information provided by Employee to the Company. Employee shall immediately notify the Company in writing of any change in the accuracy or completeness of all such information.
7. **Trade Secrets.** Employee acknowledges that the Company has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the "confidential information" described in the "Proprietary Information Agreement" attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute the Company's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.
8. **Remedies for Breach of Covenant Regarding Confidentiality.** The parties agree that the verified breach by Employee of any covenants contained in Sections 3.4, 3.5, 6 and 7 will result in immediate and irreparable injury to the Company. In the event of any verified breach by Employee of the covenants contained in Sections 3.4, 3.5, 6 or 7, the Company shall, subject to the arbitration provisions of this Agreement and the California Arbitration Act, be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to the Company. The parties agree that, in the case of such a breach by Employee of any of the provisions of such Sections, the Company may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach. The Company is not entitled to liquidated damages, rather only such monetary harms to the Company as it may prove before a trier of fact. No compensation due to Employee herein will be withheld or disallowed until such breach is proven before and recognized by the arbitrator chosen pursuant to this Agreement.
9. **Code Section 409A.** This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Code Section 409A. Further, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Employee is a "specified employee" as defined in Code Section 409A as of the date of Employee's termination of employment, then, to the extent required for compliance with Code Section 409A, all or a portion of such payments will not be paid or commence until the earliest of (i) the expiration of the six-month period measured from the date of Employee's termination of employment with the Company, (ii) the date of Executive's death or (iii) such earlier date as permitted under Code Section 409A. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so delayed. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Code Section 409A.

10. **Code Section 280G.** In the event that the Change in Control Payments, as defined below, provided for in this Agreement or otherwise payable to Employee (a) constitute "parachute payments" within the meaning of Code Section 280G, and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Change in Control Payments benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. For purposes of this Section 10, a "Change in Control Payment" shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Employee under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Company's salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 10 will be made in writing by an accounting firm mutually selected or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10. Any reduction in payments and/or benefits required by this Section 10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Code Section 409A shall be reduced last.

11. **Miscellaneous.**

    11.1. *Choice of Law, Jurisdiction, Venue*. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of California. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Sacramento, California.

    11.2. *Entire Agreement*. This Agreement, its attachments, the Proprietary Information Agreement attached and described in Section 7 and the stock option agreement attached and/or described in Section 5.2, contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter and the Prior Agreement. For the avoidance of doubt, the Prior Agreement shall remain in full force and effect until the Effective Date of this Agreement. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

    11.3. *Notices*. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by

telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

11.4. *Severability*. The Company and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

11.5. *Attorneys' Fees*. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled in accordance with applicable law and consistent with Section 11.9.9 of this Agreement. Any award of damages by any court or arbitration; the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law. OH will reimburse Employee's legal fees related to the formation of this Agreement, up to a maximum amount equal to the lesser of: (i) reasonable legal fees actually incurred by Employee in connection with the formation of this Agreement, or (ii) fifteen $15,000 thousand dollars.

11.6. *Amendment*. The provisions of this Agreement may be modified at any time by mutual agreement of the parties. Any such mutual agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought in accordance within this agreement. The Agreement will be amended (as mutually determined mutually by the Company and Employee) to the extent necessary to comply with Code Section 409A.

11.7. *No Transfer or Assignment; No Third-Party Beneficiaries*. The rights of Employee hereunder have been granted by the Company with the understanding that this Agreement is personal to, and will be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than the Company and Employee shall have any rights whatsoever under this Agreement. No person or entity other than the Company or Employee or their assigned legal counsel shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of the Company or Employee hereunder.

11.8. *Waiver*. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

11.9. *Resolution of Disputes*. The Company and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (hereinafter a "dispute") shall first proceed to mediation as set forth in Section 11.9.1 and, if mediation fails, ; then be finally resolved by binding arbitration as set forth in Sections 11.9.2-11.9.10 of this Agreement. The Parties agree that with respect to a dispute

under this Agreement, except for the provisional remedies set forth in the California Arbitration Act, no Party shall have the right to initiate any civil lawsuit or public complaint against the another Party.

11.9.1. Mediation. Prior to initiating any arbitration, the Parties shall first submit a dispute to a mutually-agreeable mediator located in Northern California. The Parties shall attend at least one, full-day, in-person mediation before such mediator, the costs of which shall be split evenly. Prior to such mediation, the Parties shall exchange mediation briefs prepared by counsel.

11.9.2. Binding Arbitration. In the event mediation fails, then any dispute between the Parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Unless the Parties mutually agree in writing otherwise, the arbitration of any dispute between the parties to this Agreement shall be administered by Judicial Arbitration and Mediation Services ("JAMS") according to the then-effective JAMS Comprehensive Arbitration Rules and Procedures ("JAMS Rules").

11.9.3. Appointment of Arbitrator. A single, neutral arbitrator shall be selected according to the procedures set forth in the JAMS Rules.

11.9.4. Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the dispute first arose.

11.9.5. Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento County, California

11.9.6. Applicable Law. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

11.9.7. Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the JAMS Rules in. The Parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either Party may choose, at that Party's discretion, to request that the arbitrator resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. In the event a Party to the arbitration requests that the arbitrator resolve a dispositive motion, the arbitrator shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

11.9.8. Scope of Arbitrator's Award or Decision. The Company and Employee agree that if the arbitrator finds any disputed claim to be meritorious, the arbitrator shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

11.9.9. Costs of Arbitration; Attorneys' Fees. The Company shall bear any costs of arbitration that are over and above costs that would be incurred by the Employee had Employee not been required to arbitrate the dispute, but instead had been free to bring the action in court. Each Party shall bear its own attorneys' fees. However, the Company and Employee agree that the arbitrator, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys' fees incurred by that Party in participating

in the arbitration process to the extent the costs awarded do not exceed those that would be incurred by the Employee in a court action.

11.9.10. Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND EMPLOYEE IS GIVING UP ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE IS GIVING UP EMPLOYEE'S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CAL1FORNIA CODE OF CIVIL PROCEDURE. EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

11.10. *Binding Effect*. Subject to any other limitation herein, this Agreement shall not be binding on OH until the effectiveness of a merger between OH and LMID.

11.11. *Exhibits*. All exhibits to which reference is made are deemed incorporated in this agreement whether or not actually attached.

*****remainder of page intentionally left blank —signature page to follow*****

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of March 15th, 2016.

LifeMed ID, Inc. (Company)

By: [illegible], Board Member — March 15, 2016 Date

By: Dr. James James, Board Member — 3/18/16 Date

OrangeHook, Inc. (Company)

By: James Mandel, CEO/Board Member — 3/16/16 Date

Employee (David Batchelor)

By: David Batchelor, CEO — 3/15/16 Date

Employee Resident Address:
[Address]

Witness — 3/15/16 Date

Bree Luther
Print Name

[signature page to Employee (Batchelor) and Company (LMID) Employment Agreement]

EXHIBIT "A"

Proprietary Information Agreement[1]

[to be attached]

LIFEMED ID

Employee Information and Inventions Agreement

In consideration of my employment or continued employment by LifeMed ID Inc., a California corporation and its successors or assigns ("**Company**"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of Company's Proprietary Information (as defined below), except as such disclosure, use, or publication may be required in connection with my work for Company. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of Company and its assigns.

1.2 Proprietary Information. The term "**Proprietary Information**" shall mean any and all confidential and/or proprietary knowledge, data, or information related to Company. By way of illustration, but not limitation, "**Proprietary Information**" includes: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as "**Inventions**"); (b) information regarding plans for research, development, new products or data, licenses, subscribers, and other customers; and (c) information regarding the skills and compensation of other employees and contractors of Company.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties confidential and/or proprietary information ("**Third Party Information**") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I will abide by the terms of any agreements between Company and third parties, which Company has made available to me, with respect to confidential and/or proprietary information during the term of my employment and thereafter for so long as such agreements remain binding, unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by or on the behalf of Company.

1.5 Public Domain and compliance with law - Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of (a) this Agreement, (b) agreements between Company and third parties or (c) between me and Prior Employers, and my own skill, knowledge, know-how and experience, to whatever extent and in whichever way I wish.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term "**Proprietary Rights**" shall mean all trade secret, patent, copyright, trademark, trade name, service mark, and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on ***Exhibit A*** (Previous Inventions) attached hereto a

complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "**Prior Inventions**"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in ***Exhibit A*** but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company product, process or machine, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to use, make, have made, offer for sale such Invention, and to reproduce, create derivative works of, distribute, publicly perform and publicly display such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without Company's prior written consent.

2.3 **Assignment of Inventions.** Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company, except for any Inventions meeting all of the following criteria: (a)* developed entirely on my own time*; (b) developed* without using Company's equipment*; supplies, facilities or trade secrets; (c) not* related to Company's actual or anticipated business, research or development*; and (d) not resulting from work performed for Company by me or any other party (Inventions meeting each of the foregoing criteria, "**Unrelated Inventions**"). All Inventions assigned to Company, or to a third party as directed by Company, pursuant to this Section 2 (i.e., all Inventions other than Unrelated Inventions), are hereinafter referred to as "**Company Inventions.**"

2.4 **Non-assignable Inventions.** I recognize that, for the avoidance of doubt, in the event of a specifically applicable state law, regulation, rule, or public policy limiting the assignability of Inventions from an employee to an employer ("**Specific Inventions Law**"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions. In the absence of a Specific Inventions Law, this Section 2.4 will not apply.

2.5 **Obligation to Keep Company Informed.** During the period of my employment I will promptly disclose to Company fully and in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6 **Government or Third Party.** I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including, without limitation, the United States, as directed by Company.

2.7 **Works for Hire.** I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to

United States Copyright Act (17 U.S.C., Section 101 *et. seq.*).

2.8 **Enforcement of Proprietary Rights.** I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. My obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance.

In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

3. **Records.** I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at Company, which records shall be available to and remain the sole property of Company at all times.

4. **Additional Activities.** I agree that during the period of my employment by Company whether full-time or part-time, I will not, without Company's express written consent, directly or indirectly, engage in any employment or business activity which is directly related to the business in which Company is now involved or becomes involved, or would otherwise compete with, my employment by Company. I agree further that for the period of my employment by Company and for one (1) year after the date of termination of my employment by Company, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of Company to terminate his or her relationship with Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. **No Conflicting Obligation.** I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. **Return of Company Documents.** When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. I further agree that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. **Legal and Equitable Remedies.** Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of Company, Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

8. **NOTICES.** All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

9. **NOTIFICATION OF NEW EMPLOYER.** In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. **GENERAL PROVISIONS.**

10.1 **Governing Law; Consent to Personal Jurisdiction.** This Agreement will be governed by and construed according to the laws of the State of California; I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Sacramento County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 **Severability.** In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

10.4 **Survival.** The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor in interest or other assignee.

10.5 **Employment.** I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause.

10.6 **Waiver.** No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 **Entire Agreement.** This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

10.8 **Effective Date.** This Agreement shall be effective as of the first day of my employment with Company, namely:

EXHIBIT B

Chief Relations Officer (CRO) JOB DESCRIPTION

Chief Relations Officer Job Description:

Build and drive the growth of relationships ecosystem. The ecosystem will be designed to forge, build and maintain essential relationships with stakeholders such as:

- Key relations with the potential to drive major advocacy
- Important prospects who may hold value beyond the revenue generated from their account
- Influencers & media members actively discussing Company industry online and offline
- Strategic partners and other complementary companies in Company's space
- Assist with government relations and policies for product awareness
- Assist with investor's presentations and promotions

Position:

This position reports primarily to the CEO and will work cross-functionally to ensure that each group in the Company is appropriately involved in relationship-building activities that will benefit the Company.

- Assisting the Board and CEO in developing a high-level strategy for establishing relationship ecosystem
- Identifying the key, important people from known stakeholder groups
- Identifying the most important company assets that can be used to create value for these groups of stakeholders
- Assisting with the creation of strategic plans for forging and building these specific relationships
- Assisting with the design and executing on specific initiatives that drive these relationships

LIFEMED ID

Employee Information and Inventions Agreement

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

AGREED TO AND ACCEPTED:

Employee

Printed Name:	Dave Batchelor		CEO
Signature:	[signature]	Date:	3/14/16

LifeMed ID, Inc.

Printed Name:	Bree Lather	Title:	Director, Corp. Relations
Signature:	[signature]	Date:	3/14/16